UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2011

Open Text Corporation

(Exact name of Registrant as specified in its charter)

Canada	0-27544	98-0154400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1

(Address of principal executive offices)

(519) 888-7111

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Mr. John Shackleton

On December 15, 2011, Open Text Corporation (the “Company”) announced that its President and Chief Executive officer (“CEO”), Mr. John Shackleton, will retire from his position effective January 2, 2012. The responsibilities of Mr. Shackleton, as director and CEO, will be assumed by Mr. Mark Barrenechea on the effective day of Mr. Shackleton’s retirement. For further details of this announcement, please see attached the Company’s press release filed as an exhibit under Item 9.01 to this Form 8-K.

Appointment of Mr. Mark Barrenechea

Mr. Barrenechea, 46, will join the Company to replace Mr. Shackleton as director and CEO. Mr. Barrenechea has over 20 years of executive management and leadership experience in the high-tech industry. In November 2006, Mr. Barrenechea was named to the board of directors of Rackable Systems Inc. (“Rackable”), and in April 2007, Mr. Barrenechea served as Rackable’s President and CEO. In this role Mr. Barrenechea led the acquisition of Silicon Graphics, Inc. (“SGI”) and was appointed President and CEO of SGI in May 2009, serving there through until December 2011.

Previously, Mr. Barrenechea served as Executive Vice President and Chief Technology Officer for Computer Associates. Prior to this, he served as Senior Vice President of Applications Development at Oracle Corporation and was part of the executive management committee at Oracle, managing a global team and helping to deliver the release of “11i” of Oracle Applications.

Mr. Barrenechea entered into an employment agreement with the Company on December 14, 2011. For full details of the employment agreement please see the attached exhibit under Item 9.01 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Open Text Corporation on Dec 15, 2011

99.2	Employment agreement, dated December 14, 2011, between Mark Barrenechea and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

December 16, 2011	By:	/s/ Gordon A. Davies
Gordon A. Davies
Chief Legal Officer and Corporate Secretary